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                                                                   EXHIBIT 10.14

                        YOUR 1997 EXECUTIVE BONUS PLAN

PLAN PURPOSE

At Cambridge Technology Partners, we work hard to satisfy our clients each and every day. As a growing company, we can see the tangible results of this dedication and loyalty. We know these results depend on you. We are committed to sharing the company's financial success with our employees. Our 1997 Executive Bonus Plan is designed to reward our success and your contribution. This year's plan has been revised to be reflective of the contribution level that each of the various roles has on three separate goal oriented plan components. The focus of the three components are outlined below.

It is our hope that the 1997 Executive Bonus Plan will continue to motivate all employees to strive for company prosperity. By working together, we can all share financially in the company's growth.

OUR 1997 GOAL

Our investors consider growth in our pre-tax income to be a key measure of our performance. Therefore, the bonus pool is driven by the annual increase in the measure. Our 1996 pre-tax income will be the trigger point for 1997 bonuses.
If our pre-tax income does not exceed actual 1996 pre-tax income, no bonuses will be paid. Pre-tax income will be determined after giving effect to payments under Cambridge Technology Partners' compensation plans.

We have set a target for this year's pre-tax income. If our 1997 pre-tax income equals this target, 100% of the bonus pool will be available for bonuses. This is an aggressive but reachable objective.

If we exceed this target, an additional pool will be made available for bonuses. The executive bonus amounts will be paid out according to the attached schedule.

ELIGIBILITY

You are eligible for the Executive Bonus Plan if (i) you hold the position of Chief Executive Officer, President, Senior Vice President or Vice President,
(ii) you are a full-time Cambridge Technology Partners employee and, (iii) you were hired before July 1, 1997. If you join the Company after January 1, 1997, but after July 1, 1997, your bonus will be pro-rated on your full months consecutive employment through the year-end. Employees who have salary and/or level changes in 1997 will receive a pro-rated bonus based on the number of months at each salary level.

YOUR BONUS OPPORTUNITY

Your bonus will be based on a fixed percentage of your base salary. This percentage is determined by your salary level. The total amount available for your bonus is based on pre-tax income. As mentioned above, the revised 1997 bonus plan structure is designed to be reflective of the role you play and the impact of your role on the three focus areas of the plan. There are three parts to your bonus. These parts focus on the areas of contributing to the success of others (pre-tax income), contributing to the success of your business unit (individual goals), and the new component for this year: Working together to
accomplish mutual goals.   For 1997 our mutual goal has been defined as
improving client retention.

The impact of the roles on the bonus plan measures are as follows:

OFFICERS:

Sixty percent (60%) of your bonus potential is based upon our achievement of the pre-tax income goal. Your individual contribution to the success of your business unit accounts for an additional 20% and the shared goal of client retention accounts for the remaining 20%.
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VICE PRESIDENTS:

Fifty percent (50%) of your bonus potential is split between our achievement of the pre-tax income goal (30%) and the cross-SBU cooperation goal (20%). Your individual contribution to the success of your business unit accounts for an additional 30% and the shared goal of client retention accounts for the remaining 20%.

This award will be made at management's discretion and is intended to recognize and reward employees for their overall contribution to the Company throughout the year.

THE BONUS POOL

The percentage of the bonus pool paid will depend on our pre-tax income. Bonuses will be paid according to the attached schedule. The actual amount you receive will be based on the bonus potential for your position.


BONUS PAYMENTS

We will make every reasonable effort to ensure that bonuses are distributed within 60 days after the completion of the fiscal year. Bonuses will be paid by check and applicable taxes will be deducted from your payment.

IF YOU LEAVE CAMBRIDGE TECHNOLOGY PARTNERS

You must be on the payroll the day that bonuses are distributed to be eligible for a bonus. If you are on an approved leave, your bonus will be pro-rated, based on your continuous full months of employment during the year.

PLAN CONTINUATION AND MODIFICATION

The Employee Bonus Plan will be updated each year. The plan does not guarantee that you will be offered a bonus and does not guarantee your continued employment with the Company. The program is based on Company, individual, and mutual (shared) performance measures. Management reserves the right to modify or terminate the plan at its discretion at any time.

IN SUMMARY

At Cambridge Technology Partners, we want to recognize everyone's contribution in helping to make the Company successful. We believe that the Employee Bonus Plan will assist us in ensuring that individual employees can be recognized for their achievements. We look forward to all of us sharing in our Company's success.